EXHIBIT 99.1

For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Reports Results
For Third Quarter, First Nine Months of 2011

Third Quarter Discretionary Cash Flow Rises 150% to $20 Million

Natchez, MS (November 2, 2011)—Callon Petroleum Company (NYSE: CPE) today reported net income of $8.4 million, or $0.21 per fully diluted share, for the third quarter, and $32.4 million, or $0.85 per fully diluted share, for the nine-month period ended September 30, 2011.  This compares with net income of $1.6 million, or $0.05 per fully diluted share, during the third quarter, and $7.7 million, or $0.26 per fully diluted share, for the nine-month period ended September 30, 2010.

Third Quarter and Nine-Month Highlights

•	Increased crude oil revenues by 75%, or $11.4 million, to $26.5 million for the three months ended September 30, 2011, compared to revenues of $15.1 million for the same period of 2010.
•
Increased natural gas revenues to $7.0 million for the three months ended September 30, 2011 which is an increase of 31%, or $1.6 million, as compared to gas revenues of $5.4 million for the same period of 2010.

•	Increased average total production to 5,261 barrels of oil equivalent per day in the third quarter of 2011, representing an increase of 23% over the same period of 2010.

"We continue to see meaningful results from the successful execution of our onshore initiative which resulted in year-over-year production growth of 23% in the third quarter," Fred Callon, Chairman and Chief Executive Officer, explains. "In particular, our aggressive development program in the Permian Basin continues to pay strong dividends.  Since year-end 2010, we have increased net daily production from our Permian assets by 135% and have a multi-year inventory of potential drilling locations.   Due to the attractive economics of this oil-biased asset, we’ve allocated additional resources and capital to the profitable exploitation of these drilling opportunities and increasing our average daily production of crude oil to 56% of Callon’s total production.

Callon continued: "Our deepwater offshore fields continue to deliver positive results with minimal reinvestment requirements, generating free cash flow for reinvestment into onshore growth opportunities. We remain committed to the transformation of our asset base and believe the robust cash flow from our deepwater properties will continue to provide a strong source of funding for this change.  Planned incremental recompletions and step-out opportunities at our two deepwater assets will leverage existing infrastructure. Importantly, approximately 70% of our offshore production is crude oil and has recently benefited from premium pricing relative to West Texas Intermediate crude oil benchmark pricing.”

     Callon Petroleum ended the third quarter with long-term debt approximately 24% lower than at year-end 2010.  Moreover, the company enjoys a strong liquidity position with $48 million in cash and an additional availability of $45 million on its revolving credit facility that is available to pursue growth initiatives.

Third Quarter and Nine Months 2011 Operating Results.  Operating results for the three months ended September 30, 2011 include oil and gas sales of $33.6 million from average production of 5.3 thousand barrels of oil equivalent per day (Mboe/d).  This corresponds to sales of $20.5 million from average production of 4.3 Mboe/d during the comparable 2010 period. The average realized prices per barrel of oil (Bbl) and per thousand cubic feet of natural gas (Mcf) for quarter ended September 30, 2011 were $98.27 and $5.46, respectively, representing an increase over the average realized prices of $72.47 and $4.84, respectively, for the same quarter of 2010.  On an equivalent basis, the average realized price of $69.31 received during the third quarter of 2011 increased approximately 33% over the average realized price of $52.10 for the corresponding quarter of 2010.

Oil and gas sales for the first nine months of 2011 totaled $95.8 million from average production of 5.2 Mboe/d.  This corresponds to sales of $65.4 million from average production of 4.4 Mboe/d during the same period in 2010.  The average realized prices per barrel of oil (Bbl) and per thousand cubic feet of natural gas (Mcf) for nine months ended September 30, 2011 were $99.82 and $5.33, respectively, representing an increase over the average realized prices of $73.78 and $5.29, respectively, for the same quarter of 2010.  On an equivalent basis, the average realized price of $67.75 received year-to-date during 2011 has increased approximately 25% over the average realized price of $54.27 for the corresponding nine months of 2010.

Third Quarter and Nine Months 2011 Discretionary Cash Flow. Discretionary cash flow for the quarter ended September 30, 2011 totaled $20.0 million compared to $8.1 million during the comparable prior year period.  Net cash flow provided by operating activities, as defined by U.S. GAAP, totaled $27.0 million and $8.2 million during the quarters ended September 30, 2011 and 2010, respectively.  Discretionary cash flow for the nine months ended September 30, 2011 and 2010 totaled $57.0 million and $29.9 million, respectively.  Net cash flow provided by operating activities, as defined by U.S. GAAP, totaled $57.9 million and $82.2 million for the nine-month periods ended September 30, 2011 and 2010, respectively. Cash flows from operations in the first nine months of 2010 included a $44.8 million recoupment of royalties paid to the Bureau of Ocean Energy Management, Regulation and Enforcement (“BOEMRE”; formerly the Minerals Management Service), and related interest of $7.9 million.  Excluding this $52.7 million related to the BOEMRE royalty recoupment, cash flow provided by operating activities was $29.5 million.  (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow, a non-GAAP measure, to net cash flow provided by operating activities.)

     Liquidity and Capital Resources. There were no borrowings on the company's revolving credit facility at September 30, 2011. The credit facility has a borrowing base of $45.0 million, which is currently being reviewed consistent with the bi-annual redetermination process. Cash was $48.2 million at September 30, 2011.

     Capital expenditures in the first nine months of 2011 were $74.4 million, which included $9.0 million of capitalized interest and general and administrative costs. The company's capital plan calls for investing $107.0 million, with approximately $82.0 million targeted to drilling additional oil wells and associated infrastructure in the onshore Permian Basin.

     “Our onshore development program is moving forward as planned,” Callon concludes, “while at the same time, our offshore properties are continuing to deliver positive results.  As we move through the fourth quarter, we’ll continue to exercise a disciplined growth strategy that high-grades projects and determines capital allocation decisions based on their internal rates of return so that we maximize per-share returns for our shareholders.”

Non-GAAP Financial Measure - This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt.  The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by U.S. GAAP.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	Change	2011	2010	Change
Discretionary cash flow	$19,989	$8,108	$11,881	$56,996	$29,872	$27,124
Net working capital changes and other changes	6,982	132	6,850	933	52,372	(51,439)
Net cash flow provided by operating activities	$26,971	$8,240	$18,731	$57,929	$82,244	$(24,315)

Callon Petroleum Company Consolidated Balance Sheets (in thousands, except share data)
	September 30, 2011	December 31, 2010
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$48,234	$17,436
Accounts receivable	15,786	10,728
Fair market value of derivatives	8,338	-
Other current assets	1,744	2,180
Total current assets	74,102	30,344

Oil and gas properties, full-cost accounting method:
Evaluated properties	1,388,501	1,316,677
Less accumulated depreciation, depletion and amortization	(1,195,371)	(1,155,915)
Net oil and gas properties	193,130	160,762
Unevaluated properties excluded from amortization	7,811	8,106
Total oil and gas properties	200,941	168,868

Other property and equipment, net	10,716	3,370
Restricted investments	3,750	4,044
Investment in Medusa Spar LLC	9,914	10,424
Other assets, net	3,395	1,276
Total assets	$302,818	$218,326

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$24,335	$17,702
Asset retirement obligations	1,372	2,822
Fair market value of derivatives	-	937
Total current liabilities	25,707	21,461

13% Senior Notes due 2016
Principal outstanding	106,961	137,961
Deferred credit, net of accumulated amortization of $12,329 and $3,964, respectively	19,178	27,543
Total 13% Senior Notes	126,139	165,504

Asset retirement obligations	12,565	13,103
Other long-term liabilities	2,910	2,448
Total liabilities	167,321	202,516

Stockholders' equity:
Preferred Stock, $.01 par value, 2,500,000 shares authorized;	-	-
Common Stock, $.01 par value, 60,000,000 shares authorized; 39,381,693 and 28,984,125 shares outstanding at September 30, 2011 and December 31, 2010, respectively	394	290
Capital in excess of par value	323,693	248,160
Other comprehensive income (loss)	3,027	(8,560)
Retained earnings (deficit)	(191,617)	(224,080)
Total stockholders' equity	135,497	15,810
Total liabilities and stockholders' equity	$302,818	$218,326

Callon Petroleum Company
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating revenues:
Oil sales	$26,537	$15,123	$74,428	$47,687
Gas sales	7,013	5,362	21,404	17,752
Total operating revenues	33,550	20,485	95,832	65,439

Operating expenses:
Lease operating expenses	5,980	4,327	16,324	13,006
Depreciation, depletion and amortization	13,013	7,392	35,741	21,247
General and administrative	3,464	3,371	11,487	12,086
Accretion expense	569	601	1,767	1,803
Acquisition expense	-	139	-	139
Total operating expenses	23,026	15,830	65,319	48,281
Income from operations	10,524	4,655	30,513	17,158

Other (income) expenses:
Interest expense	2,722	3,133	8,912	9,925
(Gain) loss on early extinguishment of debt	-	-	(1,942)	339
Gain on acquired assets (See Note 10)	-	-	(3,688)	-
Gain on sale of acquired assets	(217)	-	(217)	-
Loss on impairment of acquired assets	171	-	171	-
Other (income) expense	(347)	63	(599)	(409)
Total other (income) expenses	2,329	3,196	2,637	9,855

Income before income taxes	8,195	1,459	27,876	7,303
Income tax benefit	-	-	(3,972)	-
Income before equity in earnings of Medusa Spar LLC	8,195	1,459	31,848	7,303
Equity in earnings of Medusa Spar LLC	211	143	597	352
Net income available to common shares	$8,406	$1,602	$32,445	$7,655

Net income per common share:
Basic	$0.21	$0.06	$0.87	$0.27
Diluted	$0.21	$0.05	$0.85	$0.26

Callon Petroleum Company Consolidated Statements of Cash Flows (Unaudited) (in thousands)
	Nine months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$32,445	$7,655
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation, depletion and amortization	36,501	21,860
Accretion expense	1,767	1,803
Gain on acquired assets	(3,688)	-
Amortization of non-cash debt related items	338	305
Amortization of deferred credit	(2,361)	(2,723)
Non-cash (gain) loss on early extinguishment of debt	(1,942)	179
Equity in earnings of Medusa Spar LLC	(597)	(352)
Deferred income tax expense	10,696	2,455
Deferred income tax asset valuation allowance	(14,668)	(2,455)
Non-cash derivative income due to hedge ineffectiveness	(189)	-
Non-cash charge related to compensation plans	1,122	2,356
Payments to settle asset retirement obligations	(2,428)	(1,211)
Changes in current assets and liabilities
Accounts receivable	(5,280)	54,593
Other current assets	37	(1,462)
Current liabilities	6,334	(134)
Change in gas balancing receivable	198	370
Change in gas balancing payable	(29)	(292)
Change in other long-term liabilities	100	(115)
Change in other assets, net	(427)	(588)
Cash provided by operating activities	57,929	82,244

Cash flows from investing activities:
Capital expenditures	(74,388)	(39,617)
Acquisition expenditures	-	(995)
Investment in restricted assets for plugging and abandonment	(112)	(337)
Proceeds from sale of mineral interest and equipment	7,559	-
Distribution from Medusa Spar LLC	1,107	1,224
Cash used in investing activities	(65,834)	(39,725)

Cash flows from financing activities:
Payments on senior secured credit facility	-	(10,000)
Redemption of remaining 9.75% senior notes	-	(16,052)
Redemption of 13% senior notes	(35,062)	-
Proceeds from exercise of employee stock options	-	(41)
Issuance of common stock	73,765	-
Cash provided by (used in) financing activities	38,703	(26,093)

Net change in cash and cash equivalents	30,798	16,426
Cash and cash equivalents:
Balance, beginning of period	17,436	3,635
Less: Cash held by subsidiary deconsolidated at January 1, 2010	-	(311)
Balance, end of period	$48,234	$19,750

The following tables set forth certain unaudited operating information with respect to the Company's oil and gas operations for the periods indicated:

Callon Petroleum Company Operating Information (Unaudited)
	Three Months Ended September 30,
	2011	2010	Change	% Change
Net production:
Oil (MBbls)	270	209	61	29%
Gas (MMcf)	1,284	1,107	177	16%
Total production (Mboe)	484	393	91	23%
Average daily production (Boe)	5,261	4,274	987	23%

Average realized sales price (a):
Oil (Bbl)	$98.27	$72.47	$25.80	36%
Gas (Mcf)	5.46	4.84	0.62	13%
Total (Boe)	69.31	52.10	17.21	33%

Oil and gas revenues (in thousands):
Oil revenue	$26,537	$15,123	$11,414	76%
Gas revenue	7,013	5,362	1,651	31%
Total	$33,550	$20,485	$13,065	64%

Additional per Boe data:
Sales price	$69.31	$52.10	$17.21	33%
Lease operating expense	(12.35)	(11.00)	(1.35)	(12	) %
Operating margin	$56.96	$41.10	$15.86	39%

Other expenses per Boe:
Depletion, depreciation and amortization	$26.88	$18.80	$8.08	43%
General and administrative	$7.16	$8.57	$(1.41)	(16)%

(a) Below is a reconciliation of the average NYMEX price to the average realized sales price:

Average NYMEX price per barrel of oil	$89.78	$76.23	$13.55	18%
Basis differential and quality adjustments	9.10	(2.62)	11.72	nm
Transportation	(0.94)	(1.14)	0.20	(18)%
Hedging	0.33	-	0.33	100%
Average realized price per barrel of oil	$98.27	$72.47	$25.80	36%

Average NYMEX price per Mcf of natural gas	$4.29	$4.24	$0.05	1%
Basis differential and quality adjustments	1.17	0.49	0.68	139%
Hedging	-	0.11	(0.11)	100%
Average realized price per Mcf of natural gas	$5.46	$4.84	$0.62	13%

nm – Not Meaningful

	Nine Months Ended September 30,
	2011	2010	Change	% Change
Net production:
Oil (MBbls)	746	646	100	15%
Gas (MMcf)	4,014	3,359	655	19%
Total production (Mboe)	1,415	1,206	209	17%
Average daily production (Boe)	5,182	4,417	765	17%

Average realized sales price (a):
Oil (Bbl)	$99.82	$73.78	$26.04	35%
Gas (Mcf)	5.33	5.29	0.04	1%
Total (Boe)	67.75	54.27	13.48	25%

Oil and gas revenues (in thousands):
Oil revenue	$74,428	$47,687	$26,741	56%
Gas revenue	21,404	17,752	3,652	21%
Total	$95,832	$65,439	$30,393	46%

Additional per Boe data:
Sales price	$67.75	$54.27	$13.48	25%
Lease operating expense	(11.54)	(10.79)	(0.75)	(7	) %
Operating margin	$56.21	$43.48	$12.73	29%

Other expenses per Boe:
Depletion, depreciation and amortization	$25.27	$17.62	$7.65	43%
General and administrative	$8.12	$10.02	$(1.90)	(19)%

(a) Below is a reconciliation of the average NYMEX price to the average realized sales price:

Average NYMEX price per barrel of oil	$95.48	$77.65	$17.83	23%
Basis differential and quality adjustments	5.84	(2.70)	8.54	nm
Transportation	(1.02)	(1.18)	0.16	(14)%
Hedging	(0.48)	0.01	(0.49)	nm
Average realized price per barrel of oil	$99.82	$73.78	$26.04	35%

Average NYMEX price per Mcf of natural gas	$4.29	$4.54	$(0.25)	(6)%
Basis differential and quality adjustments	1.04	0.64	0.40	63%
Hedging	-	0.11	(0.11)	(100)%
Average realized price per Mcf of natural gas	$5.33	$5.29	$0.04	1%

nm – Not Meaningful

    Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas, and the offshore waters of the Gulf of Mexico.

    This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review.  It can be accessed from the “News Releases” tab at the top of the homepage.

    It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and quarterly reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.

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